Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:

Investor Relations	Media Relations
Gene Skayne	Kevin Flanagan
508.323.1080	508.323.1101
gene_skayne@3com.com	kevin_flanagan@3com.com
3Com Appoints New President of TippingPoint
Alan Kessler to Help Further Increase Global Adoption of TippingPoint’s Industry-
Leading Premium Security Solutions and Create Operational Synergies
MARLBOROUGH, MASS.—January 30, 2009—3Com Corporation (NASDAQ: COMS) today announced that Alan Kessler has joined the company as its new president of TippingPoint, a leading provider of network-based intrusion prevention systems. Kessler brings more than 20 years of senior management experience running entrepreneurial startups as well as larger successful organizations. Kessler will report to 3Com President and Chief Operating Officer Ron Sege.
     “TippingPoint is 3Com’s premier brand for uncompromising, leading enterprise security solutions and we are very fortunate to have Alan join the company to help take this business to the next level,” said Sege. “I look forward to working with Alan to expand our TippingPoint business and to continue to provide enterprise customers worldwide with the most advanced, secure networking solutions.”
     As head of TippingPoint, Kessler will work closely with 3Com’s global organization as the company looks to continue to accelerate sales growth of its industry-leading IPS and NAC solutions worldwide. He will identify areas for additional investment in the network security segment, including in unique TippingPoint solutions and initiatives such as Digital Vaccine and the Zero Day Initiative. Alan will also work to identify operational synergies between TippingPoint and other parts of 3Com.
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3Com Appoints New President of TippingPoint, p. 2
     Prior to joining 3Com, Kessler was president and CEO of Attune Systems a provider of enterprise-class network file management solutions. During a previous tenure at 3Com, Kessler served in a variety of senior management positions including responsibility for global customer support, global end-user system sales and general management of the Network Systems Division. Kessler has also served as the president of Palm Inc. and president of Palm’s Platform and Products group during Palm’s successful IPO. Kessler received a bachelor’s degree in business from San Jose State University and an MBA from the University of California at Berkeley.
Safe Harbor
This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning TippingPoint strategy. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s quarterly report filed with the SEC on Form 10-Q for the quarter ended November 28, 2008.
About 3Com Corporation
3Com Corporation is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world-class sales, service and support, which excel at delivering business value for its customers. Through TippingPoint 3Com is a leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.
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Copyright © 2009 3Com Corporation. 3Com, the 3Com logo and TippingPoint are registered trademarks of 3Com Corporation or its wholly owned subsidiaries in various countries around the world. All other company and product names may be trademarks of their respective holders.